EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

NetStreams, Inc.
NetStreams, LLC.
ClearOne Communications Hong Kong Limited
ClearOne Communications Limited (UK)
Gentner Communications Limited (Ireland)
Gentner Ventures, Inc.
E.mergent, Inc.